VOTING AND REGISTRATION RIGHTS AGREEMENT


         THIS VOTING AGREEMENT, dated as of July 30, 2004, between SUTTER HOLDING COMPANY, INC., a Delaware corporation ("SHC"), and KNIGHT FULLER, INC., a Delaware Corporation ("KFI").


         KFI owns Sutter Shares (as defined below) and SHC owns KFI Shares. KFI has declared a dividend in-kind of its Sutter Shares, which will be distributed to KFI's shareholders of record July 14, 2004. Until such time as the Sutter Shares to be distributed to KFI's shareholders are registered, and the shares subsequently distributed, SHC will hold the shares in escrow for the benefit of KFI's shareholders of record July 14, 2004. Each of the parties hereto deems it to be in their respective best interests to enter into this Agreement to set forth the voting rights of each of them.

         NOW THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth, SHC and KFI hereby agree as follows:

Section 1. Definitions. The following words and terms shall have the following meanings, respectively, unless the context clearly requires otherwise:

         "Business Day" means any day that is not (i) a Saturday, Sunday or (ii) a day on which the New York Stock Exchange is closed.

         "KFI Shares" means the Common Stock, $0.0001 par value per share of KFI.

          "Person" shall be construed broadly and shall include an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

         "Registrable Shares" means Sutter Shares held in escrow for the benefit of KFI's shareholders, as contemplated herein.

         "Registration Statement" shall mean any registration statement of SHC which covers any of the Registrable Shares and all amendments and supplements to any such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

         "Sutter Shares" means the Common Stock, $0.0001 par value per share of SHC.

Section 2.  Voting Agreement.

        (a) Voting.

                (i) For the period beginning on the Closing Date and ending on the second anniversary thereof (the "Termination Date"), so long as KFI shall hold any shares of Sutter Shares, KFI hereby agrees that at any meeting of SHC, however called, or in connection with any written consent of shareholders of SHC, KFI shall vote (or cause to be voted) the shares of Sutter Shares owned by KFI as instructed by SHC in writing.

                (ii) For a period beginning on the Closing Date and ending on the Termination Date, so long as SHC shall hold any shares of KFI Shares, SHC hereby agrees that at any meeting of KFI, however called, or in connection with


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any written consent of shareholders of KFI, SHC shall vote (or cause to be voted) the shares of KFI Shares owned by SHC as instructed by KFI in writing.

                (iii) For a period beginning on the Closing Date and ending on the Termination Date, so long as SHC shall be the escrow agent with respect to any shares of Sutter Shares held for the benefit of KFI's shareholders of record July 14, 2004, SHC hereby agrees that at any meeting of SHC, however called, or in connection with any written consent of shareholders of SHC, SHC shall vote (or cause to be voted) the shares of Sutter Shares held in such escrow as it deems appropriate in its sole discretion.

        (b) IRREVOCABLE PROXY. KFI HEREBY GRANTS TO, AND APPOINTS SHC, AND ANY OTHER INDIVIDUAL WHO SHALL HEREAFTER SUCCEEED TO ANY SUCH REPRESENTATIVE CAPACITY OF SHC, AND ANY OTHER DESIGNEE OF SHC (THE "PROXY"), AND EACH OF THEM INDIVIDUALLY, KFI'S IRREVOCABLE PROXY AND ATORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION AND RE-SUBSTITUTION) TO VOTE THE SHARES OF SUTTER SHARES HELD BY KFI, OR HELD FOR THE BENEFIT OF KFI'S SHAREHOLDERS, AS INDICATED IN SECTION 2(a) ABOVE. KFI INTENDS THAT THIS PROXY BE IRREVOCABLE (UNTIL THE TERMINATION DATE) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION AND EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY SUCH KFI WITH RESPECT TO KFI'S SHARES OF SUTTER SHARES. SHC GRANTS AN EQUAL PROXY TO KFI WITH RESPECT TO THE SHARES OF KFI SHARES OWNED BY IT.

Section 3. Piggyback Registration Rights. If SHC at any time proposes for any reason to register shares of Sutter Shares under the Securities Act, SHC shall cause all Registrable Shares to be included in such registration on the same terms and conditions as the securities otherwise being included in such registration; provided, however, that if, at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration SHC shall determine for any reason either not to register or to delay registration of such securities, SHC, at its election, may (i) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Shares in connection with such registration, and (ii) in the case of a determination to delay registering any Registrable Shares, shall be permitted to delay registering any Registrable Shares, for the same period as the delay in registering such other securities. In conjunction with such piggyback registration, SHC may, as it deems appropriate in its sole discretion,
(i) include all or a portion of the Registrable Shares in an underwritten offering, (ii) distribute the Registrable Shares, once registered and fully-tradable, to KFI's shareholders, and/or (iii) enter into a lock-up agreement for a period not to exceed 185 days during which time it will cause such Registrable Shares to remain in escrow prior to being distributed to KFI's shareholders

Section 4.  Miscellaneous.

        (a) Successors and Assigns. This Agreement shall bind and inure to the benefit of SHC, KFI and Trustee, and, subject to Section 5(b), the respective successors and assigns of SHC, KFI and Trustee. This Agreement is not intended to create any third party beneficiaries.

        (b) Assignment. No party to this agreement may assign his rights hereunder.

        (c) Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such


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

jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

        (d) Entire Agreement. This Agreement and the other writings referred to herein or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous arrangements or understandings with respect hereto and thereto.

        (e) Notices. All communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally-recognized overnight courier guaranteeing next day delivery or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at its address below or such other address as such party may hereafter designate in writing:

         if to SHC, to:

         Sutter Holding Company, Inc.
         220 Montgomery Street
         Suite 2100
         San Francisco, CA  94104
         Attention:  Robert E. Dixon
         Facsimile:  (415) 788-1515

         if to KFI, to:

         c/o Opus International, LLC
         12753 Mulholland Drive.
         Beverly Hills, CA 90210
         Attention:  Stephen Hallock

         All such notices, requests, consents and other communications shall be deemed to have been given and received (i) in the case of personal delivery or delivery by telecopy, on the date of such delivery, (ii) in the case of dispatch by nationally-recognized overnight courier, on the next Business Day following such dispatch and (iii) in the case of mailing, on the third Business Day after the posting thereof.

        (f) Modifications; Amendments; Waivers. The terms and provisions of this Agreement may not be modified or amended, nor may any provision be waived, except pursuant to a writing signed by SHC and KFI. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

        (g) Counterparts; Facsimile. This Agreement may be executed in any number of counterparts (each of which may be transmitted via facsimile), and


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

each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

        (h) Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

        (i) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION), THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

        (j) Jurisdiction and Venue.

                (i) Each of the parties hereto hereby irrevocably and unconditionally submits, for himself, herself or itself and its, his or her property, to the nonexclusive jurisdiction of any State of Delaware state court or federal court of the United States of America sitting in the State of Delaware and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such State of Delaware state court or, to the extent permitted by law, in any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                (ii) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent that he, she or it may legally and effectively do so, any objection that he, she or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Agreement in any State of Delaware state or federal court sitting in the State of Delaware. Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                (iii) Each of the parties further agrees that the mailing of any process required by any such court by certified or registered mail, return receipt requested, to the address for notice herein provided shall constitute valid and lawful service of process against him, her or it, without the necessity for service by any other means provided by law.

        (k) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

        (l) Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

        (m) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.



                                    * * * * *




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         IN WITNESS WHEREOF, the parties hereto have executed this Voting &
Registration Rights Agreement on the date first written above.


                                   COMPANY:

                                   SUTTER HOLDING COMPANY, INC.


                                   By: /s/ ROBERT E. DIXON
                                       ------------------------------
                                       Name:
                                       Title:


                                   KNIGHT FULLER, INC.


                                   By: /s/ STEPHEN HALLOCK
                                       ------------------------------
                                       Stephen Hallock

























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